Exhibit 5.1

Oxbridge Re Holdings Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 June 2026

Oxbridge Re Holdings Limited

We have acted as counsel as to Cayman Islands law to Oxbridge Re Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits and the base prospectus forming a part thereof, the “Registration Statement”) and the prospectus supplement to the Registration Statement (the “Prospectus Supplement”) in connection with the issuance and sale of ordinary shares of the Company of a par value of US$0.001 each (the “Ordinary Shares”) for an aggregate amount of up to US$1,678,301 pursuant to an At-the-Market Sales Agreement (the “Sales Agreement”) to be entered into among the Company and Chardan Capital Markets LLC, as agent.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 4 April 2013 and the fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 28 August 2025 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 22 June 2026 (together, the “Resolutions”).

1.3	The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:

(a)	Register of Directors and Officers; and

(b)	Register of Mortgages and Charges.

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 19 June 2026 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Sales Agreement.

1.7	The Registration Statement.

1.8	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Sales Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Sales Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	Where the Sales Agreement has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Sales Agreement marked to show changes to a previous draft, all such changes have been accurately marked.

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Sales Agreement.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Sales Agreement.

2.8	No monies paid to or for the account of any party under the Sales Agreement or any property received or disposed of by any party to the Sales Agreement in each case in connection with the Sales Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

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2.9	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.10	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company, or as contemplated by the Sales Agreement.

2.11	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.

2.12	There will be sufficient Ordinary Shares authorised for issue under the Memorandum and Articles.

2.13	The issue of the Ordinary Shares will be of commercial benefit to the Company.

2.14	The Ordinary Shares that will be issued and sold pursuant to the Sales Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.16	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Ordinary Shares to be issued by the Company as contemplated by the Sales Agreement, the Registration Statement and the Prospectus Supplement have been duly authorised for issue and when such Ordinary Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Sales Agreement, the Registration Statement and the Prospectus Supplement and such Ordinary Shares being entered as fully-paid on the register of members of the Company, such Ordinary Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Sales Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Sales Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Sales Agreement which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Sales Agreement (a “third party”) is unenforceable against that third party. Any provision in the Sales Agreement which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));

(k)	any provision of the Sales Agreement which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

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(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Sales Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Sales Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(n)	enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised).

4.2	Applicable court fees will be payable in respect of the enforcement of the Sales Agreement.

4.3	Cayman Islands stamp duty may be payable if the original Sales Agreement is brought to or executed in the Cayman Islands.

4.4	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Sales Agreement or the Ordinary Shares issuable thereunder.

4.6	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.7	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.8	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Sales Agreement, the Registration Statement or the Prospectus Supplement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Sales Agreement, the Registration Statement or the Prospectus Supplement or the Ordinary Shares issuable thereunder and express no opinion or observation upon the terms of any such document. This opinion letter is addressed to you and may be relied upon by you as well as your counsel, Foley & Lardner LLP, for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

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Yours faithfully

/s/ Maples and Calder (Cayman) LLP

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Oxbridge Re Holdings Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 June 2026

To:	Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Oxbridge Re Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Sanjay Madhu, Lesley Thompson, Wrendon Timothy, Dwight Merren and Arun Gowda.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

7	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Sales Agreement, the Registration Statement and the Prospectus Supplement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Sales Agreement, the Registration Statement and the Prospectus Supplement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

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8	Each director of the Company considers the transactions contemplated by the Sales Agreement, the Registration Statement and the Prospectus Supplement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9	The Company has received or will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

11	The Company is listed, or is a subsidiary of a listed entity, on the Cayman Islands Stock Exchange or an approved stock exchange listed in Schedule 4 of the Companies Act.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Sales Agreement, the Registration Statement and the Prospectus Supplement have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

14	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

15	The Ordinary Shares to be issued pursuant to the Sales Agreement, the Registration Statement and the Prospectus Supplement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

17	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Sales Agreement, the Registration Statement or the Prospectus Supplement.

(Signature Page follows)

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Wrendon Timothy
Name:	Wrendon Timothy
Title:	Director

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